EXHIBIT 99.2
AdStar Company Contact: Jeff Baudo, 310-577-8255, jbaudo@adstar.com
AdStar Media Contact: Kevin Wilson, 513-885-5520, kwilson@kevinwilsonpr.com
Manheim Company Contact: Todd Croom, 800-777-2053
FOR IMMEDIATE RELEASE
Manheim Auctions connects The Atlanta Journal-Constitution to its
AdStar-powered Dealer Advertising System
Cox-owned newspaper is first to work with dealer-friendly classified ad transaction system
ATLANTA and MARINA DEL REY, Calif. – August 15, 2005 – Manheim, the world’s leading provider of automotive remarketing services, and AdStar, Inc. (NasdaqSC: ADST) today announced that The Atlanta Journal-Constitution (AJC) will be the first newspaper to connect to Manheim’s new AdStar-powered Dealer Advertising System. As a result, automobile dealers in the metropolitan Atlanta market will be able to use Manheim’s Dealer Sales Manager application to place ads directly in the AJC and AJC-owned Web sites, including ajccars.com, ajc.com and accessAtlanta.com. The plan for a market-wide launch, after extensive beta testing with live feeds, is set for late third or early fourth quarter 2005.
Manheim used AdStar’s XML Gateway Platform Services and EdgCapture payment processing services to integrate a direct connection from the company’s Dealer Sales Manager application to AJC’s legacy advertising system and Web sites. Atlanta-area dealers can use the application to create, schedule, pay for and submit one or multiple automotive classified ads directly from their desktops for publication in AJC’s print and online properties. There are an estimated 2,500 Manheim dealers with access to the initial release of the Dealer Advertising System. Subsequent releases of Manheim’s new system will be made available to dealers located throughout the United States during the second half of 2005.
“Atlanta is a great market for the launch of our new system, and we are excited about working with the AJC and Atlanta-area dealers to capitalize on the system’s enhanced advertising capabilities,” stated Todd Croom, vice president of business development for Manheim. “Beyond Atlanta, our goal is to quickly deliver this new capability to an additional 5,700 Manheim dealers in the Austin, Dayton and West Palm Beach markets, followed by a national rollout in early 2006. We appreciate AdStar’s efforts in making this new offering a reality and look forward to working with them on subsequent newspaper integrations and market launches.”
“The first phase of Manheim’s system-wide implementation represents another major milestone in our company’s history, because it significantly broadens the use of our technology beyond the scope of our traditional customer base,” stated Leslie Bernhard, president and chief executive officer of AdStar, Inc. “Manheim is one of the most recognizable names in the automotive industry and is dedicated to helping dealers succeed. The new system will provide dealers with a direct advertising channel into their target newspapers 24 hours a day, seven days a week.”

Bernhard added, “The system will also provide dealers with total control over their ads, help them to quickly target publications, and allow them to create, schedule and pay for one or more print or online ads through a user-friendly interface and a single transaction. We look forward to working with our newspaper partners and Manheim to introduce this technology to dealers throughout the country.”
According to the Newspaper Association of America (www.naa.org), automotive classified sales were the country’s largest segment of the overall classified ads market and generated more than $5 billion in revenues for publishers in 2004. The National Automobile Dealers Association (NADA) recently reported that dealers spent more than $8.3 billion in advertising in 2004, with more than 46 percent going to newspapers.1
About Manheim
Manheim (www.manheimauctions.com) is now the highest volume operator of wholesale auto auctions in the world with 115 locations in North America, Europe and Australia. The company is also the leader in automotive Internet commerce, serving the public through its investment in AutoTrader.com (www.autotrader.com), the world’s largest source for used cars, and car dealers with Manheim Interactive (www.manheim.com). In addition, Manheim provides dealership management systems, paintless dent removal (www.dentwizard.com) and vehicle certification programs for used car dealers. Headquartered in Atlanta, Manheim has more than 32,000 employees at its 124 auctions and related businesses.
About AdStar, Inc.
AdStar, Inc. (Nasdaq: ADST) is the leading provider of e-commerce transaction software and services for the advertising and publishing industries. AdStar’s proprietary suite of e-commerce services includes remote ad entry software and Web-based ad transaction services, as well as payment processing and content processing solutions that are provided through its Edgil Associates subsidiary, the industry’s largest supplier of automated payment processing services. AdStar’s ad transaction infrastructure powers classified ad sales for more than 40 of the largest newspapers in the United States, the Newspaper Association of America’s bonafideclassifieds.com, CareerBuilder and a growing number of other online and print media companies. EdgCapture, Edgil’s automated payment process solution, is currently employed by call centers at more than 100 of the nation’s leading newspapers and magazines. AdStar is headquartered in Marina del Rey, Calif., and its Edgil office is located in North Chelmsford, Mass. For additional information on AdStar, Inc., visit www.adstar.com.
Forward Looking Statements
This release contains forward-looking statements concerning the business and products of the company. Actual results may differ from those projected or implied by such forward-looking statements depending on a number of risks and uncertainties including, but not limited to, the following: historical business has already matured, new online business is unproven and may not generate expected revenues, and Internet security risks. Other risks inherent in the business of the company are described in Securities and Exchange Commission filings, including the company’s annual report on Form 10-KSB. The company undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.
# # #